Exhibit 10.1

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth current rates of cash and other compensation for non-employee directors and advisory directors. Director compensation rates were last adjusted on May 10, 2006. Employee directors receive an annual retainer of $3,000.

Cash Compensation
Board Retainer
Non-employee Directors	$50,000
Non-employee Advisory Directors	$21,000
Committee Retainer (Member / Chair)
Audit	$8,000 /$12,000
Compensation	$6,000 /$10,000
N&CG	$4,000 / $5,000
Presiding Director Retainer	$12,000

Board and committee retainers are subject to reduction for missed meetings, unless the absence was for medical reasons. Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program (filed December 2, 2005 as Exhibit 10.1 to the Company’s Form 8-K).

In addition to cash compensation, non-employee directors receive an annual grant of restricted stock with a $50,000 market value. The stock is granted under the Company’s Flexible Stock Plan, amended and restated May 4, 2005 (filed as Appendix B to the Company’s March 23, 2005 Proxy Statement). Restricted stock vests after one year and carries voting and dividend rights from the grant date.

The Company also provides term life insurance for two of its non-employee directors, R. Ted Enloe III and Richard T. Fisher. The cost of this coverage in 2005 was $1,391 each. The Company no longer offers life insurance to directors, but has maintained the coverage on these two directors.